Exhibit 99.1

News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053
RYDER REPORTS FIRST QUARTER 2008 RESULTS
MIAMI, April 23, 2008 — Ryder System, Inc. (NYSE: R)
•	First Quarter EPS Increase 14% to $0.96
•	Exceeds Forecast with Strong Results In Difficult Operating Environment
•	First Quarter Total Revenue Down 3%; Operating Revenue Grows 5%
•	Full-Year EPS Forecast Raised to $4.55 to $4.75
     Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.96 for the three-month period ended March 31, 2008, up 14% from EPS of $0.84 in the year-earlier period. Net earnings were $56.1 million, up 9% from $51.3 million in the year-earlier period driven by better operating performance, primarily in Fleet Management Solutions (FMS). EPS growth exceeded earnings growth due to the impact of share repurchase programs.
     Total revenue for the first quarter of 2008 was $1.54 billion, down 3% from $1.59 billion in the comparable period last year, as previously forecasted. The decline was due to a previously announced change from gross to net revenue reporting in a subcontracted transportation agreement, and has no impact on operating revenue or earnings. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.17 billion, up 5% compared with $1.12 billion in the year-earlier period. Both total and operating revenue benefited from favorable foreign exchange rates related to international operations. FMS business segment total revenue increased 12% due to higher fuel services revenue, as well as contractual revenue growth of 6%. Supply Chain Solutions (SCS) business segment total revenue declined 27% due to a previously announced change from gross to net reporting, as noted above, while operating revenue grew 6%. Dedicated Contract Carriage (DCC) business segment total revenue and operating revenue decreased 1% as the impact of the non-renewal of certain customer contracts was partially offset by the pass through of higher fuel costs.

     Commenting on the Company’s first quarter performance, Ryder Chairman and CEO Greg Swienton said, “The Ryder team delivered stronger than expected results for the quarter despite a soft overall market environment. Our Fleet Management Solutions segment drove these results through continued contractual revenue growth, improved commercial rental operations and better than forecasted used vehicle sales results. Our team’s focus allowed us to expand overall Company margins and increase multi-year contractual business by 6% in a soft transportation market. At the same time, we continued to execute on our strategic initiatives including making new acquisitions and implementing our share buyback programs. Our ability to once again deliver significantly higher earnings in this environment demonstrates the strength of our current business model.”
First Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the first quarter of 2008 was $1.11 billion, up 12% compared with the year-earlier period. Fuel services revenue in the first quarter of 2008 increased 31% compared with the same period in 2007 due primarily to higher fuel prices partially offset by reduced volume. Operating revenue (revenue excluding fuel) in the first quarter of 2008 was $747.6 million, up 5% compared with $713.9 million in the year-earlier period. Both FMS total revenue and operating revenue included a favorable foreign exchange impact of 1% and 2%, respectively. Full service lease revenue increased 6% in the first quarter of 2008 reflecting growth primarily in the North American market including acquisitions. Contract maintenance revenue had 9% organic growth in the first three months of 2008 compared with the same period in the prior year due primarily to new contract sales.

     Commercial rental revenue increased 1% reflecting growth in international operations partially offset by the impact of a smaller U.S. rental fleet. Commercial rental revenue grew for the first time in six quarters. As a result of the Company’s actions to align the fleet size and mix with U.S. market demand, year-over-year rental fleet utilization also improved for the second consecutive quarter.
     The FMS business segment’s NBT increased to $91.4 million in the first quarter of 2008, up 13% compared with $80.8 million in the same period of 2007. This increase was related primarily to improved contractual business performance, lower sales and marketing expenses, and acquisitions. Gains from the sale of used vehicles were lower due to reduced number of used vehicles sold, largely offset by lower carrying costs on a smaller used vehicle inventory. Business segment NBT as a percentage of operating revenue was 12.2% in the first quarter of 2008, up 90 basis points compared with 11.3% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, first quarter 2008 total revenue was $414.2 million, down 27% from $566.4 million in the comparable period in 2007. Revenue declined due to a previously announced change in reporting of a transportation services arrangement from a gross to a net basis. This change arose from a customer contract modification effective January 1, 2008, and does not affect operating revenue or earnings. Excluding this contract change, total revenue grew 6% in the first quarter of 2008.
     First quarter 2008 operating revenue (revenue excluding subcontracted transportation) was $342.0 million, up 6% compared with $322.1 million in the comparable period a year ago. Operating revenue grew primarily due to the favorable impact of foreign exchange rates, higher fuel costs, and new and expanded business. Growth was partially offset by a previously announced automotive plant closure and reduced business activity with certain high-tech customers. SCS total revenue and operating revenue included a favorable foreign exchange impact of 3%.

     The SCS business segment’s NBT was $8.3 million in the first quarter of 2008, down 27% from $11.4 million in the same quarter of 2007. Comparative business segment earnings were negatively impacted by lower revenue with certain high-tech customers, increasing fuel costs related to a specific customer account, and an automotive supplier strike. Results were also impacted by higher expenses related to sales, marketing, and technology initiatives, and facility relocation costs. First quarter 2008 NBT for the business segment as a percentage of operating revenue was 2.4%, compared with 3.6% in the same quarter of 2007.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, first quarter 2008 total revenue of $137.2 million was down 1% compared with $138.5 million in the first quarter of 2007. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2008 was $134.0 million, down 1% compared with $135.6 million in the year-earlier period. Revenue decreased due to the impact of the non-renewal of certain customer contracts, partially offset by higher fuel costs.
     The DCC business segment’s NBT in the first quarter of 2008 was $11.3 million, up 9% compared with $10.4 million in the first quarter of 2007. Business segment NBT was positively impacted by lower safety and insurance costs and better operating performance. Business segment NBT as a percentage of operating revenue was 8.4% in the first quarter of 2008, up 80 basis points compared with 7.6% in the year-earlier period.

Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the first quarter of 2008, CSS costs were $46.8 million, up from $44.4 million in the year-earlier period due in part to increased information technology investments.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $332.4 million for the first quarter of 2008, compared with $475.5 million in the same period of 2007. Net capital expenditures (including proceeds from the sale of assets) were $257.4 million, down from $381.1 million in the same period of 2007. The decrease in capital expenditures reflects the anticipated first quarter decrease in spending related to the full service lease and commercial rental product lines.
Free Cash Flow and Leverage
     Operating cash flow through March 31, 2008 was $300.3 million, up 19% from $253.2 million in the same period of 2007. Total cash generated (including proceeds from used vehicle sales) through March 31, 2008, was $393.3 million, up 8% from $364.0 million in the same period of 2007. Free cash flow through March 31, 2008 was $119.4 million compared with negative $123.4 million for 2007, primarily due to lower capital spending and improved operating cash flows.
     Balance sheet debt as of March 31, 2008 increased by $20.4 million compared with year-end 2007, due primarily to acquisitions and stock repurchases. The leverage ratio for balance sheet debt as of March 31, 2008 was 149%, compared with 147% at year-end 2007. Total obligations to equity as of March 31, 2008 were 159%, up from 157% at year-end 2007. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts.

Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We have a healthy balance sheet, our credit ratings are solid, and we have strong access to capital. The tactical decisions we have made to adjust our rental fleet and used vehicle inventories have been timely, well executed, and position us well for success in this tough business environment. We recently launched two share repurchase programs and announced three strategic tuck-in acquisitions to expand and strengthen our Fleet Management Solutions business.”
     He continued, “We expect current difficult industry and market conditions to continue for the near term. However, we have developed a more efficient and proactive business model that has delivered results in a variety of challenging conditions. Looking ahead, we expect the Ryder team to perform positively notwithstanding the anticipated challenging external conditions and factors. In addition, the low end of our forecast assumes the continued impact of current automotive strikes through the second quarter. Taking all of these factors into consideration, we are still increasing our full-year 2008 earnings forecast to a range of $4.55 to $4.75 per share. Additionally, we are forecasting second quarter EPS to be in the range of $1.10 to $1.20.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions, our ability to create and benefit from synergies and operational improvements from recent FMS acquisitions, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 23, 2008, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG9762895 and Passcode: RYDER.
Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-695-1216 (outside U.S. dial 1-402-220-0306), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2008 and 2007
(In millions, except per share amounts)

	Three Months
	2008	2007

Revenue	$1,543.6	1,594.1

Operating expense	763.8	667.2
Salaries and employee-related costs	358.4	354.2
Subcontracted transportation	75.3	247.2
Depreciation expense	206.0	196.2
Gains on vehicle sales, net	(12.4)	(15.0)
Equipment rental	21.5	20.5
Interest expense	37.4	39.4
Miscellaneous expense (income), net	1.6	(0.9)
Restructuring and other (recoveries) charges, net	(0.1)	0.5

	1,451.5	1,509.3

Earnings before income taxes	92.1	84.8
Provision for income taxes	(36.0)	(33.5)

Net earnings	$56.1	51.3

Earnings per common share — Diluted:	$0.96	0.84

Weighted-average shares outstanding — Diluted:	58.2	61.2

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	March 31,	December 31,
	2008	2007

Assets:

Cash and cash equivalents	$114.6	116.5
Other current assets	1,013.3	1,105.6
Revenue earning equipment, net	4,583.4	4,501.4
Operating property and equipment, net	534.7	518.7
Other assets	654.6	612.4

	$6,900.6	6,854.6

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$302.4	222.7
Other current liabilities	811.7	796.7
Long-term debt	2,494.1	2,553.4
Other non-current liabilities (including deferred income taxes)	1,418.5	1,394.2
Shareholders’ equity	1,873.9	1,887.6

	$6,900.6	6,854.6

SELECTED KEY RATIOS

	March 31,	December 31,
	2008	2007

Debt to equity	149%	147%
Total obligations to equity (a) *	159%	157%

	Three months ended March 31,
	2008	2007

Return on average shareholders’ equity (b)	14.2%	15.2%
Return on average assets (b)	3.7%	3.8%
Return on capital*	7.5%	7.8%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2008 and 2007
(Dollars in millions)

	Three Months
	2008	2007	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$504.2	475.9	6%
Contract maintenance	40.6	37.2	9%

Contractual revenue	544.8	513.1	6%
Contract-related maintenance	51.7	52.1	(1%)
Commercial rental	132.7	131.0	1%
Other	18.4	17.7	4%
Fuel	358.0	274.2	31%

Total Fleet Management Solutions	1,105.6	988.1	12%
Supply Chain Solutions	414.2	566.4	(27%)
Dedicated Contract Carriage	137.2	138.5	(1%)
Eliminations	(113.4)	(98.9)	(15%)

Total revenue	$1,543.6	1,594.1	(3%)

Operating Revenue: *
Fleet Management Solutions	$747.6	713.9	5%
Supply Chain Solutions	342.0	322.1	6%
Dedicated Contract Carriage	134.0	135.6	(1%)
Eliminations	(51.3)	(52.4)	2%

Total operating revenue	$1,172.3	1,119.2	5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$91.4	80.8	13%
Supply Chain Solutions	8.3	11.4	(27%)
Dedicated Contract Carriage	11.3	10.4	9%
Eliminations	(7.5)	(9.0)	16%

	103.5	93.6	11%
Unallocated Central Support Services	(11.5)	(8.3)	(39%)

Earnings before restructuring and other recoveries (charges), net and income taxes	92.0	85.3	8%
Restructuring and other recoveries (charges), net	0.1	(0.5)	NM

Earnings before income taxes	92.1	84.8	9%
Provision for income taxes	(36.0)	(33.5)	(7%)

Net earnings	$56.1	51.3	9%

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2008 and 2007
(Dollars in Millions)

	Three Months
	2008	2007	B(W)
Fleet Management Solutions

Total revenue	$1,105.6	988.1	12%
Fuel revenue	(358.0)	(274.2)	31%

Operating revenue *	$747.6	713.9	5%

Segment earnings before income taxes	$91.4	80.8	13%

Earnings before income taxes as % of total revenue	8.3%	8.2%

Earnings before income taxes as % of operating revenue *	12.2%	11.3%

Supply Chain Solutions

Total revenue	$414.2	566.4	(27%)
Subcontracted transportation	(72.2)	(244.3)	(70%)

Operating revenue *	$342.0	322.1	6%

Segment earnings before income taxes	$8.3	11.4	(27%)

Earnings before income taxes as % of total revenue	2.0%	2.0%

Earnings before income taxes as % of operating revenue *	2.4%	3.6%

Memo: Fuel costs	$40.4	27.9	(45%)

Dedicated Contract Carriage

Total revenue	$137.2	138.5	(1%)
Subcontracted transportation	(3.2)	(2.9)	9%

Operating revenue *	$134.0	135.6	(1%)

Segment earnings before income taxes	$11.3	10.4	9%

Earnings before income taxes as % of total revenue	8.2%	7.5%

Earnings before income taxes as % of operating revenue *	8.4%	7.6%

Memo: Fuel costs	$30.8	24.7	(25%)

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2008	2007

Total revenue	$1,543.6	1,594.1
Fuel services and subcontracted transportation revenue	(433.4)	(521.4)
Fuel eliminations	62.1	46.5

Operating revenue *	$1,172.3	1,119.2

CASH FLOW RECONCILIATION	Three months ended March 31,
	2008	2007

Net cash provided by operating activities	$300.3	253.2
Proceeds from sales (primarily revenue earning equipment)	75.0	94.3
Collections on direct finance leases	17.6	15.7
Other, net	0.4	0.8

Total cash generated *	393.3	364.0
Capital expenditures	(273.9)	(487.4)

Free cash flow *	$119.4	(123.4)

SCS REVENUE RECONCILIATION	Three Months ended March 31,
	2008	2007	B(W)

Total SCS revenue	$414.2	566.4	(27%)
Customer contract modification	—	(174.8)	NM

Adjusted total SCS revenue*	$414.2	391.6	6%

DEBT TO EQUITY RECONCILIATION	March 31,		December 31,
	2008	% to Equity	2007	% to Equity

On-balance sheet debt	$2,796.5	149%	$2,776.1	147%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	176.3		178.0

Total obligations *	$2,972.8	159%	$2,954.1	157%

RETURN ON CAPITAL RECONCILIATION	Twelve months ended March 31,
	2008	2007

Net earnings (12-month rolling period)	$258.7	252.6
+ Restructuring and other items	1.5	—
+ Income taxes	154.0	146.0

Adjusted earnings before income taxes	414.2	398.6
+ Adjusted interest expense (b)	168.3	154.1
- Adjusted income taxes (c)	(221.9)	(212.0)

= Adjusted net earnings for ROC (numerator)	$360.6	340.7

Average total debt	$2,832.4	2,631.7
+ Average off-balance sheet debt	174.8	89.1
+ Average adjusted total shareholders’ equity (d)	1,825.6	1,660.7

= Adjusted average total capital (denominator)	$4,832.8	4,381.5

Adjusted ROC *	7.5%	7.8%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006.

(d)	Represents shareholders’ equity adjusted for accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

Certain prior period amounts have been reclassified to conform to current year presentation.